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Public & Investor Relations, Corporate & Marketing Communications


FOR:                       MEDIX RESOURCES, INC.

CONTACT:                   John R. Prufeta, President and CEO
                           (212) 697-2509

                           (212) 681-9817 (fax)
                           jprufeta@cymedix.com

KCSA INVESTOR              Sarah Shepard / Elena Bonaiuto
CONTACTS:                  (212) 896-1236 / (212) 896-1233
                           (212) 697-0910 (fax)
                           sshepard@kcsa.com / ebonaiuto@kcsa.com
                           -----------------   ------------------

KCSA MEDIA                 Jessica Gates / Kevin Rini
CONTACTS:                  (212) 896-1229 / (212) 896-1292
                           jgates@kcsa.com / krini@kcsa.com
                           ---------------   --------------

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             "COLLABORATION KEY TO AN EVOLVING HEALTHCARE INDUSTRY"
                                     ------
             Medix Healthcare Connectivity Summit Predicts Internet
                         Will Lower Costs and Save Lives

         NEW YORK, September 28, 2000 - Medix Resources, Inc. (AMEX: MXR) and WellPoint Pharmacy Management, a wholly-owned subsidiary of WellPoint Health Networks Inc. (NYSE: WLP), today announced that they successfully co-sponsored the first Annual Tahoe Summit on Healthcare Internet Connectivity at South Lake Tahoe, California, September 21-23, 2000. More than 60 healthcare industry representatives from approximately 35 organizations attended the three-day conference on healthcare Internet connectivity.

         Joan Herman, Group President of WellPoint Pharmacy Management, stated "WellPoint believes that the adept use of collaborative technologies will redefine relationships between benefits providers and physicians in a meaningful way. Therefore, WellPoint was delighted to co-sponsor the Summit with Medix Resources to further our efforts to create win-win relationships with our physician partners."

         Dr. David Skinner, President Emeritus of the New York-Presbyterian Healthcare System and a Director of Medix Resources, Inc., opened the conference. He commented, "The practical application of information technology at the point of care is integral to the evolution of healthcare. Physicians and hospitals need to be more efficient. Information technology is the key to eliminating the vast resources wasted each year. Medix has a solution that will enable a collaborative business environment linking providers, payers and healthcare service organizations."

         According to attendee Ron Robinson of Axminster Medical Group, "The Tahoe Summit on Healthcare Internet Connectivity was engaging, enlightening and enjoyable. The topic was timely, the presenters were well informed and the location was fabulous. Internet connectivity and the resultant issues for healthcare providers are many. It is a pleasure to see a company such as Medix deal with the realities of the future and provide tangible solutions."

Other highlights and topics discussed at the summit included:

o A presentation by UBS Warburg Managing Director Michael D. Clulow on the future of the healthcare Internet industry.

o How payers and providers forming a virtual digital community can achieve mutual and complementary benefits by cutting costs and saving lives.

o A demonstration of the Cymedix.com product suite including the hand-held solution it is developing with ParkStone Medical Information. The Company has created the next generation of code, which utilizes a Web client in conjunction with its patented Universal Interface (UI). The UI, which is being piloted in the field with the Company's first generation thick-client application, enables the seamless access to information contained in legacy software such as physician practice management applications. This information can then be packaged in discrete transactions and transmitted to health insurers, labs, pharmacies and hospitals to automate many of the manual processes that are so expensive and time-consuming. A complete product description is available on the www.cymedix.com Web site that was re-launched in conjunction with the Tahoe Summit.

         "Healthcare is a $1.5 trillion industry tolerating $400 billion of administrative and clinical waste every year," John R. Prufeta, President and Chief Executive Officer of Medix Resources, Inc. told the assembly of industry leaders. "We believe that collaboration among providers and payers is the key to rationalizing the structure and indeed the economics of the healthcare industry. In our opinion, a common connectivity platform linking healthcare providers, payers and other service organizations can not only generate tremendous value for these participants, but is also the missing link to a more cost-effective and higher quality healthcare system for all consumers. "

         Mr. Prufeta commented, "This conference convened significant players in the healthcare industry for the expressed purpose of exchanging ideas and experiences, vetting what works and what needs further refinement in the healthcare connectivity arena. The speakers presented topics on important issues of the day including HIPAA and the Internet, point-of-care information systems, defining and building B2B healthcare transactions, and the Internet's impact on the future of healthcare.

         "Approximately 7,000 deaths occur every year in the U.S. due to medication errors. If doctors had complete patient information instantly at their fingertips, the incidence of medication errors would decrease dramatically," he added.

         "The high cost of administration in healthcare is directly attributable to the extreme fragmentation and antiquated state of information technology. In today's environment, the myriad of legacy systems simply cannot communicate information outside the enterprise, creating barriers to efficiencies that are enjoyed by virtually all other industries. In the healthcare industry, there are over 30 billion healthcare transactions per year, and only 2.5 billion are even semi-automated. This leaves a large market opportunity available for leaders in connectivity solutions such as Medix Resources that are able to work efficiently within the framework of this reality."

About Medix Resources, Inc.

         Medix Resources, Inc. through its wholly owned subsidiary Cymedix Lynx Corporation is the developer and provider of the Cymedix.com(R) suite of fully-secure, patented Internet based software products, that will allow instantaneous communication of high value added healthcare information among doctor offices, hospitals, health management organizations and insurance companies. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling (800) 326-8773.

About WellPoint Pharmacy Management

         WellPoint Pharmacy Management is the nation's leading health plan-owned pharmacy benefit management company serving approximately 22 million lives. WellPoint Pharmacy Management is the trade name of Professional Claim Services Inc., a wholly owned subsidiary of WellPoint Health Networks Inc. (NYSE:WLP). With complete pharmacy benefit management services for employers and health plans nationwide, WellPoint Pharmacy Management's products include, clinical management programs, drug formulary management, claims processing, benefit design consultation, pharmacy network management, local network contract development, manufacturer discount programs, prescription drug databases and utilization management. Additional information on WellPoint Pharmacy Management can be found online at www.wellpointrx.com, or by calling (800) 451-0433.

                                      # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999,and its Form 10-QSB for the second quarter of 2000, which were filed with the Securities and Exchange Commission on March 30, 2000, and August 10, 2000, respectively. This information is available from the SEC or the Company.

           This press release and prior releases are available on the KCSA Public Relations Worldwide Web site at www.kcsa.com